                                              Exhibit 11
                                              ----------

                                  New England Business Service, Inc.
                            Statement Re Computation of Per Share Earnings
                                (In Thousands Except Per Share Data)
                                           (unaudited)
                                               Six Months Ended
                                              Dec. 26,    Dec. 27,
                                                1998       1997
                                              --------   --------

Net Income                                 (a) $13,390    $12,444



BASIC WEIGHTED AVERAGE SHARES OUTSTANDING  (b)  14,365     13,677
  Plus incremental shares from assumed
  conversion of stock options                      390        314
                                              --------   --------
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING(c)  14,755     13,991
                                              ========   ========
PER SHARE AMOUNTS:
Basic Earnings Per Share             (a)/(b)  $    .93   $    .91
                                              ========   ========
Diluted Earnings Per Share           (a)/(c)  $    .91   $    .89
                                              ========   ========
